Exhibit 99.1

The Necessity Retail REIT ANNOUNCES OVER $180 MILLION OF COMBINED YEAR-TO-DATE PROPERTY SALES AND DISPOSITION PIPELINE1

NEW YORK – April 25, 2023 - The Necessity Retail REIT, Inc. (Nasdaq: RTL/ RTLPP / RTLPO) (“RTL” or the “Company”) announced today that it has completed six property sales for a total of $72.4 million since the beginning of the year, including sales previously announced. Additionally, the Company announced that it has a disposition pipeline that includes the sale of three properties for $5.4 million that are subject to definitive purchase and sale agreements ("PSAs") and 46 properties for a total of $103.7 million for which non-binding letters of intent ("LOIs") have been signed. Combined, the completed dispositions plus pipeline total $181.5 million in property sales. The net proceeds generated by the sale of properties will be available and is expected to be used for debt repayment.

“The dispositions we have completed this year and the pipeline of property sales we are building, the net proceeds of which we expect to use for debt repayment, demonstrate our continued strategic execution following the $1.4 billion of acquisitions we completed last year,” said Michael Weil, CEO of RTL. “RTL remains focused on incremental lease-up and our previously announced disposition strategy to reduce leverage.”

Footnote

1.	Pipeline as of April 24, 2023. PSAs are subject to conditions and LOIs are non-binding. There can be no assurance these pipeline acquisitions will be completed on their current terms, or at all.

About The Necessity Retail REIT - Where America Shops

The Necessity Retail REIT (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused on “Where America Shops.” RTL acquires and manages a diversified portfolio of primarily necessity-based retail single tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of RTL's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on RTL, RTL's tenants and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environments, as well as those set forth in the Risk Factors section of RTL's most recent Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023, and all other filings with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in RTL's subsequent reports. Further, forward-looking statements speak only as of the date they are made, and RTL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required to do so by law.

Contacts:

Investor Relations

ir@rtlreit.com

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